Exhibit 99.1

Chimerix Announces Third Quarter 2014 Financial Results

Management to hold conference call today at 8:30am ET

DURHAM, NC, November 7, 2014 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results and a corporate update for the third quarter 2014.

M. Michelle Berrey, MD, MPH, President and CEO, said, "Our advances during the past several months have clearly been very significant for the company. We are enthusiastic about the progress that was made in brincidofovir’s development including the demonstration of a potential survival benefit in the pilot portion of our Phase 3 study to treat life-threatening adenovirus infections, the extension of our brincidofovir development contract with BARDA for the treatment of smallpox, and the authorization by the FDA to begin our phase 2 study of brincidofovir for Ebola Virus Disease. We also recently announced the selection of a novel clinical candidate, CMX16669. We have continued to strengthen the company’s leadership team and organizational depth with the addition of Garrett Nichols as CMO, Peter Payne as SVP for Business Development and Corporate Strategy, and Roberto Guzman as Head of Compliance, among others. We also successfully completed a follow-on offering on November 5, with gross proceeds of approximately $121.7 million, further strengthening our financial position to carry forward the increasingly robust clinical program as we look toward 2015.”

Recent Company Highlights

•	AdVise Pilot Study Showed Potential Survival Benefit

A potential survival benefit for patients with adenovirus infection was seen in the open-label pilot portion of AdVise as presented at the Infectious Disease Society of America annual meeting, IDWeek. The preliminary survival analysis was based on 48 patients from the ongoing AdVise Trial, showed a mortality rate of 35 percent compared with historic mortality rates of up to 80 percent mortality in the first month after diagnosis. A majority of subjects also had suppression or clearance of adenovirus from the blood. There is currently no approved treatment for adenovirus, an infection that can progress rapidly in patients with a weakened immune system due to disease or medications. The trial is ongoing and a final pivotal protocol is targeted for late 2014.

•	Brincidofovir Phase 3 SUPPRESS Trial Enrollment Ongoing

Enrollment continues in the Phase 3 SUPPRESS trial of brincidofovir for the prevention of cytomegalovirus (CMV) in adult recipients of hematopoietic cell transplants (HCT), also known as bone marrow transplantation. The company expects to announce data from this trial in the second half of 2015.

•	Contract Extension with BARDA for Brincidofovir for Smallpox

In August, the company was awarded $17.0 million through the extension of its contract with the Biomedical Advanced Research and Development Authority (BARDA) for the development of brincidofovir as a medical countermeasure to treat smallpox in the event of a bioterror attack or accidental release.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

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•	Phase 2 Protocol Agreement with the FDA for Brincidofovir to Treat Ebola Virus Disease

An investigational new drug (IND) application for brincidofovir for Ebola Virus Disease (EVD) has been authorized by the FDA. The FDA has authorized a Phase 2 protocol for brincidofovir to assess the safety, tolerability and efficacy of brincidofovir in patients who are confirmed to have Ebola Virus Disease. This protocol follows the provision of brincidofovir to several patients through Emergency IND and the company’s prior announcement of in vitro activity of brincidofovir against Ebola through assessments at the CDC.

•	Selection of Novel Clinical Candidate, CMX16669

The company’s research team has selected a novel clinical candidate, CMX16669, which is progressing in IND-enabling studies. This candidate has demonstrated potent in vitro activity against CMV and BK virus, with a promising safety profile in vitro and in pilot toxicity studies in animals. Chimerix plans to initiate clinical trials for CMX16669 in 2015.

Third Quarter 2014 Financial Results

Chimerix reported a net loss of $17.0 million, or $0.47 per basic and diluted share, for the third quarter of 2014. During the same period in 2013, Chimerix recorded a net loss of $6.7 million, or $0.26 per basic and diluted share.

Revenues for the third quarter of 2014 increased to $1.2 million compared to $0.9 million for the same period in 2013, due to an increase in the third quarter of 2014 in reimbursable expenses associated with Chimerix’s ongoing contract with BARDA.

Research and development expenses were $13.3 million for the third quarter of 2014, compared to $5.3 million for the same period in 2013. This increase is primarily due to the effect of increased costs related to the ongoing enrollment of the Phase 3 SUPPRESS trial, the pilot portion of the Phase 3 study to treat adenovirus infection, and growth in headcount of the company’s clinical, regulatory, and development groups. General and administrative expenses increased to $4.7 million for the third quarter of 2014, compared to $2.0 million for the same period in 2013. The increase is primarily due to growth of the company’s corporate infrastructure, preparations for the commercial launch of brincidofovir, and operating as a publicly-traded company.

Loss from operations was $16.9 million for the third quarter of 2014, compared to a loss from operations of $6.4 million for the same period in 2013. The increase is due primarily to an increase in costs related to ongoing Phase 3 trials.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

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Net interest expense was $91,000 in the third quarter of 2014, compared to $270,000 in the same period in 2013. The decrease is primarily based upon a declining outstanding loan payable principal balance, as the company continued to pay down debt.

Chimerix’s balance sheet at September 30, 2014 included $188.4 million in cash and cash equivalents and short term investments, $5.7 million in debt and approximately 36.4 million outstanding shares of common stock.

Today’s Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss its third quarter 2014 financial results and provide a business update today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 24779016.

A live audio webcast of the call will also be available on the Investors section of Chimerix’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Brincidofovir (BCV, CMX001)

Chimerix's lead product candidate, brincidofovir, is an oral nucleotide analog that has shown in vitro antiviral activity against all five families of DNA viruses that affect humans, including viruses in the herpes virus family and adenovirus. Brincidofovir has not been associated with kidney or bone marrow toxicity in over 1,000 patients treated to date, side effects that can be treatment limiting with currently available antivirals. Building on the positive Phase 2 results in cytomegalovirus (CMV) prevention, Chimerix initiated the Phase 3 SUPPRESS trial in 2013. If positive, data from SUPPRESS will support Chimerix's initial regulatory submission for brincidofovir for the prevention of CMV infection in adult hematopoietic cell transplant (HCT) recipients. Chimerix recently initiated AdVise, a Phase 3 trial in adenovirus, which is an often-fatal viral infection with no approved treatment; enrollment is ongoing for the pilot portion of the trial. Chimerix is also working with the Biomedical Advanced Research and Development Authority (BARDA) to develop brincidofovir as a medical countermeasure against smallpox. Brincidofovir has received Fast Track designation from the FDA for CMV, adenovirus, and smallpox. In October 2014, Chimerix received authorization from the FDA to begin a Phase 2 study to access the safety, tolerability and efficacy of brincidofovir in patients who have Ebola Virus Disease.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has produced brincidofovir (CMX001), a clinical-stage nucleotide analog lipid-conjugate, which has demonstrated potent antiviral activity and safety in convenient, orally administered dosing regimens. Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of cytomegalovirus (CMV) in adult hematopoietic cell transplant (HCT) recipients. In addition, Chimerix is enrolling the pilot portion of the Phase 3 AdVise trial of brincidofovir for treatment of adenovirus (AdV) infection. Chimerix is working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. Chimerix has also received authorization from the FDA to begin a Phase 2 study of brincidofovir in patients with Ebola Virus Disease. For further information, please visit Chimerix’s website, www.chimerix.com.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix's filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

ir@chimerix.com

919-287-412

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

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CHIMERIX, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$74,350	$109,976
Short-term investments, available-for-sale	114,072	-
Accounts receivable	902	248
Prepaid and other current assets	3,540	2,765
Deferred financing costs, current portion	15	20
Total current assets	192,879	113,009

Property and equipment, net of accumulated depreciation	1,095	338
Deposits	30	30
Deferred financing costs, less current portion	5	10
Total assets	$194,009	$113,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,846	$2,214
Accrued liabilities	5,346	2,420
Loan payable, current portion	5,329	5,573
Total current liabilities	16,521	10,207

Other long-term liabilities	509	347
Loan payable, less current portion	366	4,294
Total liabilities	17,396	14,848

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock	-	-
Common stock	35	26
Additional paid-in capital	378,436	261,243
Accumulated other comprehensive loss	(63)	-
Accumulated deficit	(201,795)	(162,730)
Total stockholders’ equity	176,613	98,539
Total liabilities and stockholders’ equity	$194,009	$113,387

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

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CHIMERIX, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013

Revenues:
Contract revenue	$1,185	$912	$2,884	$3,491

Total revenues	1,185	912	2,884	3,491

Operating expenses:
Research and development	13,328	5,319	29,712	18,379
General and administrative	4,717	2,029	11,812	5,753

Loss from operations	(16,860)	(6,436)	(38,640)	(20,641)

Other expense:
Other expense, net	(91)	(270)	(425)	(1,041)
Fair value adjustments to warrant liability	-	-	-	(6,590)

Net loss	(16,951)	(6,706)	(39,065)	(28,272)

Other comprehensive loss:
Unrealized gain (loss) on securities available-for-sale	(43)	1	(63)	3

Comprehensive loss	$(16,994)	$(6,705)	$(39,128)	$(28,269)
Net loss	(16,951)	(6,706)	(39,065)	(28,272)
Accretion of redeemable convertible preferred stock	-	-	-	(34,108)
Net loss attributable to common shareholders	$(16,951)	$(6,706)	$(39,065)	$(62,380)
Per share information:
Net loss per common share, basic & diluted	$(0.47)	$(0.26)	$(1.26)	$(3.69)
Weighted-average shares outstanding, basic & diluted	35,845,792	25,866,109	30,939,752	16,911,592

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

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